NEWS RELEASE

Coeur Completes Acquisition of Global Royalty Corp.

Chicago, Illinois - December 13, 2013 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE, TSX: CDM) announced the completion of its acquisition of Global Royalty Corp. (“Global Royalty“) pursuant to its previously announced agreement. In connection with today’s closing of the transaction, which was implemented through Coeur’s recently-formed, wholly-owned subsidiary, Coeur Capital, Inc., approximately 2.1 million shares of Coeur common stock were issued and approximately $0.3 million in cash was paid to Global Royalty shareholders.

Goodmans LLP served as legal advisor to Coeur in this transaction. Raymond James Ltd. served as financial advisor and Farris, Vaughan, Wills and Murphy LLP served as legal advisor to Global Royalty.

About Coeur
Coeur Mining, Inc. is the largest U.S.-based primary silver producer and a significant gold producer. The Company has four precious metals mines in the Americas generating strong production, sales and cash flow. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada and the Kensington gold mine in Alaska. The Company also has a non-operating interest in the Endeavor mine in Australia in addition to net smelter royalties on the Cerro Bayo mine in Chile, the El Gallo complex in Mexico, and the Zaruma mine in Ecuador. In addition, the Company has two silver-gold feasibility stage projects - the La Preciosa project in Mexico and the Joaquin project in Argentina. The Company also conducts ongoing exploration activities in Mexico, Argentina, Nevada, Alaska and Bolivia. The Company owns strategic investment positions in eight silver and gold development companies with projects in North and South America.

For Additional Information:
Bridget Freas, Director, Investor Relations
(312) 489-5819

Donna Mirandola, Director, Corporate Communications
(312) 489-5842

www.coeur.com